Exhibit 99.3

FOR IMMEDIATE RELEASE

BIG LOTS ANNOUNCES PROMOTIONS AND
ORGANIZATIONAL CHANGES

COLUMBUS, OH - (August 23, 2012) - Big Lots, Inc. (NYSE: BIG), North America's largest broadline closeout value retailer, today announced executive promotions and certain organizational changes.

Commenting on today's announcement, Steve Fishman, Chairman, CEO and President stated, “I've always believed our people are our greatest asset and that we continue to develop some of the most talented leaders in the retail industry. As our business continues to evolve, we are positioning our company for the future and rewarding performance of five of our more tenured executives.”

The following promotions are effective immediately:

Lisa M. Bachmann has been promoted to EVP, Chief Operating Officer. In her new role, she will assume responsibility for Store Operations, while retaining responsibility for the Merchandise Planning and Allocation, Information Technology and Distribution and Transportation Services departments. Ms. Bachmann will continue to serve as the company's Chief Information Officer and will continue to report directly to Mr. Fishman. Bachmann joined Big Lots in 2002 as Senior Vice President, Merchandise Planning/Allocation, and in July 2005, she assumed the additional role of Chief Information Officer. In March 2010, she was promoted to Executive Vice President and assumed responsibility for Distribution and Transportation services.

Charles W. Haubiel II has been promoted to EVP, Chief Administrative Officer. In his new role, he will assume responsibility for the Human Resources and Loss Prevention departments, while retaining responsibility for the Legal and Real Estate departments. Mr. Haubiel will continue to serve as the company's General Counsel and Corporate Secretary and will continue to report directly to Mr. Fishman. Haubiel joined Big Lots in 1997, and was promoted to Vice President, General Counsel and Corporate Secretary in 2000. He became Senior Vice President, General Counsel and Corporate Secretary in November 2004, and assumed the responsibility for Real Estate in January 2008. In March 2010, he was promoted to Executive Vice President.

John C. Martin has been promoted to EVP, Chief Merchandising Officer. In his new role, he will assume responsibility for the company's Merchandising, Global Sourcing and Marketing departments. Mr. Martin will continue to report directly to Mr. Fishman. Martin joined Big Lots in 2003 as Executive Vice President, Merchandising, and in April 2011, he shifted his focus to Executive Vice President, Administration.

Timothy A. Johnson has been promoted to SVP, Chief Financial Officer. In his new role, he will assume responsibility for the Treasury and Risk Management departments and will now have responsibility for overseeing all of the financial activities of the company. Mr. Johnson will report directly to Mr. Fishman. Johnson joined Big Lots in 2000 as Director of Strategic Planning and was promoted to Vice President, Strategic Planning and Investor Relations in February 2004. He was promoted to Senior Vice President, Finance in July 2011.

Michael A. Schlonsky has been promoted to Senior Vice President, Human Resources. In his new role, he will combine responsibility for talent management with his current areas of responsibility and will have primary oversight of the Human Resources department. Mr. Schlonsky will report to Mr. Haubiel. Schlonsky joined Big Lots in 1993, was promoted to Director of Risk Management in 1998 and became a Vice President in 2000. He most recently served as Vice President, Associate Relations and Benefits.

Big Lots also announced today that Douglas N. Wurl, Executive Vice President, Merchandising, has resigned his position with the Company.